Prospectus Supplement No. 9	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated June 15, 2022)	Registration Statement No. 333-264363

STARRY GROUP HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated June 15, 2022, as previously supplemented and amended (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-264363), as amended. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The New York Stock Exchange (the “NYSE”) under the symbol “STRY.” On October 28, 2022, the closing sale price of our Class A common stock was $0.29 per share. Our warrants are listed on the NYSE under the symbol “STRY WS.” On October 28, 2022, the closing sale price of our warrants was $0.034 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 31, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2022

STARRY GROUP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-41336	87-4759355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38 Chauncy Street, Suite 200 Boston, MA	02111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 861-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	STRY	The New York Stock Exchange
Warrants to purchase 1.2415 shares of Class A common stock, each at an exercise price of $9.13 per 1.2415 shares of Class A common stock	STRY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On October 31, 2022, Starry Group Holdings, Inc. issued a press release announcing that it has retained advisors to explore strategic and balance sheet alternatives. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated October 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Starry Group Holdings, Inc.

Date: October 31, 2022	By:	/s/ Chaitanya Kanojia
	Name:	Chaitanya Kanojia
	Title:	Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE

Starry Retains Advisors to Explore Strategic and Balance Sheet Alternatives

Boston, Mass. (October 31, 2022) – Starry Group Holdings, Inc. (NYSE: STRY) (the “Company” or “Starry”), a licensed fixed wireless technology developer and internet service provider, today announced that it has hired PJT Partners to advise the Company and its Board of Directors on mergers and acquisitions, capital raising, and balance sheet solutions. Latham & Watkins LLP is serving as legal counsel to the Company and its Board of Directors.

PJT is a premier global advisory-focused investment bank, specializing in mergers and acquisitions, strategic advisory, capital markets advisory, and restructuring and special situations, among other services.

Retention of PJT follows a series of cost-cutting measures implemented by the Company over the last several weeks to conserve capital and improve its capital runway as it explores available options.

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About Starry Group Holdings, Inc.

At Starry (NYSE: STRY), we believe the future is built on connectivity and that connecting people and communities to high-speed, broadband internet should be simple and affordable. Using our innovative, wideband hybrid-fiber fixed wireless technology, Starry is deploying gigabit capable broadband to the home without bundles, data caps, or long-term contracts. Starry is a different kind of internet service provider. We’re building a platform for the future by putting our customers first, protecting their privacy, ensuring access to an open and neutral net, and making affordable connectivity and digital equity a priority. Headquartered in Boston, Starry is currently available in Boston, New York City, Los Angeles, Washington, DC, Denver and Columbus, OH. To learn more about Starry or to join our team and help us build a better internet, visit: https://starry.com.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to our implementation and the anticipated impact of our announced reduction in workforce and other cost-cutting measures, expectations regarding execution of our strategy, competitive position and opportunities in the marketplace, and our anticipated business and financial performance. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include our limited remaining available cash, our ability to remain in compliance with and not in default under our credit facility, our potential inability to timely procure additional financing or other strategic option on favorable terms, or at all, our potential inability to realize the expected benefits of the announced reduction in workforce and other cost-cutting measures and the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Contacts

Investor Contact:

Ben Barrett, Starry

bbarrett@starry.com

investors@starry.com

Media Contact:

Mimi Ryals, Starry

mryals@starry.com

press@starry.com